KLEINERT'S, INC.

                           Offer to Purchase for Cash
                             Shares of Common Stock
                             at $18.00 Net Per Share

                               THE EXPIRATION DATE
           (UNLESS EXTENDED) IS 5:00 P.M., PHILADELPHIA, PENNSYLVANIA
                          TIME, ON FRIDAY, MAY 30, 1997


                                                                 April 15, 1997

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

     We are enclosing the material listed below relating to the offer by which Kleinert's, Inc., a Pennsylvania corporation (the "Company"), is inviting each of its shareholders to tender up to 1,000 shares (the "Maximum Tender Amount") of its Common Stock, par value $1.00 per share ("Shares"), at a price of $18.00 per Share (the "Purchase Price"), net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated April 15, 1997 (the "Offer to Purchase"), and in the related Letter of Transmittal, dated April 15, 1997 (which together constitute the "Offer").

     The Company will purchase from each record holder of Shares and from each beneficial holder of Shares who holds such Shares in "street name" through a broker, dealer, commercial bank, trust company or other nominee, at the Purchase Price, net to the seller in cash, Shares, up to the Maximum Tender Amount, that are properly tendered (and not withdrawn in accordance with Section 3 of the Offer to Purchase), upon the terms and subject to the conditions of the Offer. Each shareholder will be required to represent to you and to the Company that the total number of Shares being tendered in the Offer by the shareholder, whether directly by the shareholder or on behalf of the shareholder by brokers, dealers, commercial banks, trust companies and other nominees, does not exceed the Maximum Tender Amount. However, accounts over which a shareholder exercises control but as to which the shareholder is named in different capacities (for example, as trustee, custodian, or in joint name) will be treated as separate accounts, each entitled to tender up to the Maximum Tender Amount in the Offer. The Offer is not conditioned upon any minimum number of Shares being validly tendered. The Offer is, however, subject to certain other conditions. See
Section 5 of the Offer to Purchase.

     Enclosed herewith are copies of the following documents:

     (1)  Offer to Purchase;

     (2) Letter of Transmittal for your use and for the information of your clients;

     (3)  Letter to Shareholders from the Company;

     (4) Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Shares are not immediately available (or the procedures for book-entry transfer cannot be followed on a timely basis) or time will not permit the Letter of Transmittal and all other required documents to reach the depositary for the Offer (the "Depositary") before the Expiration Date (as defined in the Offer to Purchase);

     (5) Letter to Clients which may be sent to your clients for whose accounts you hold Shares registered in your name (or in the name of your nominee), together with an Instruction Form to be completed by your clients with regard to the Offer; and

     (6) Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number.

PLEASE BRING THE OFFER TO THE ATTENTION OF YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., PHILADELPHIA, PENNSYLVANIA TIME, ON FRIDAY, MAY 30, 1997, UNLESS THE OFFER IS EXTENDED.

     No fees or commission will be payable to brokers, dealers or other persons for soliciting tenders of Shares pursuant to the Offer. The Company will however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding materials in respect of the Offer to your clients. The Company will not pay (or cause to be paid) any stock transfer taxes on its purchase of Shares pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

     In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal and any other required documents should be sent to the Depositary with either certificate(s) representing the tendered Shares or confirmation of their book-entry transfer, all in accordance with the instructions set forth in the Offer.

     As described in Section 2 of the Offer to Purchase, tenders may be made even though stock certificates are not immediately available (or the procedures for book-entry transfer cannot be followed on a timely basis) or time will not permit the Letter of Transmittal and all other required documents to reach the Depositary before the Expiration Date, if such tenders are made by or through an "Eligible Institution" (as defined in the Offer to Purchase). Certificates for Shares so tendered in proper form for transfer (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the "Book-Entry Transfer Facilities" described in the Offer to Purchase), together with a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and any other documents required by the Letter of Transmittal, must be received by the Depositary within three (3) Nasdaq Stock Market National Market trading days after the date of execution of a properly completed and duly executed Notice of Guaranteed Delivery.

     Any questions you have with respect to the Offer should be addressed to the Company at its address and telephone number set forth on the cover of the Offer to Purchase. Requests for additional copies of the enclosed material may be directed to the Depositary, American Stock Transfer and Trust Company.


                                            Very truly yours,

                                            Kleinert's, Inc.


NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE COMPANY OR THE DEPOSITARY OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS OR USE ANY MATERIAL ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE OFFER, OTHER THAN THE MATERIAL ENCLOSED HEREWITH AND THE STATEMENTS SPECIFICALLY CONTAINED IN SUCH MATERIAL.


                                      - 2 -